Filed Pursuant to Rule 433

Dated as of January 23, 2018

Registration Statement No. 333-222514

Term Sheet to Preliminary

Prospectus Supplement dated January 23, 2018

Pricing Term Sheet

Owens Corning

$400,000,000

4.400% Senior Notes due 2048

This pricing term sheet to the preliminary prospectus supplement dated January 23, 2018 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this pricing term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Owens Corning

Expected Ratings (Moody’s / S&P / Fitch):*	Ba1 / BBB / BBB-

Security:	4.400% Senior Notes due 2048

Principal Amount:	$400,000,000

Trade Date:	January 23, 2018

Settlement Date:	January 25, 2018 (T+2)

Interest Payment Dates:	January 30 and July 30, commencing July 30, 2018

Maturity Date:	January 30, 2048

Coupon:	4.400%

Public Offering Price:	98.540% of the principal amount

Benchmark Treasury:	2.750% due August 15, 2047

Benchmark Treasury Price / Yield:	96-21+ / 2.919%

Spread to Benchmark Treasury:	+ 157 basis points

Yield to Maturity:	4.489%

Optional Redemption Provisions:

Make-Whole Call:	Prior to July 30, 2047 (six months prior to their maturity), greater of par and a make whole at Treasury plus 25 basis points, plus accrued and unpaid interest to, but not including, the date of redemption.

Par Call:	On or after July 30, 2047 (six months prior to their maturity), par plus accrued and unpaid interest to, but not including, the date of redemption.

CUSIP / ISIN:	690742 AH4 / US690742AH44

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
PNC Capital Markets LLC
Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free 1-800-645-3751.